UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
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ZipRealty, Inc.

(Name of Registrant as Specified In Its Charter)

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ZipRealty, Inc.
2000 Powell Street, Suite 300
Emeryville, California 94608
(510) 735-2600

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 24, 2007

To our Stockholders:

We are holding our 2007 annual meeting of stockholders on Thursday, May 24, 2007, at 9:30 a.m. local time. It will be held at the Palace Hotel, 2 New Montgomery Street, San Francisco, California 94105, telephone (415) 512-1111. Only stockholders of record on March 27, 2007 are entitled to notice of and to vote at our annual meeting or at any adjournment or postponement of it. The purpose of the meeting is:

1. To elect three Class III directors, each to serve for a term of three years expiring on the date of our 2010 annual meeting of stockholders or until a successor is duly elected and qualified;

2. To ratify the appointment of our independent registered public accounting firm for our fiscal year 2007; and

3. To transact any other business that may properly come before the annual meeting or any adjournment or postponement of it.

Your Board of Directors unanimously recommends that you vote to approve all of the proposals before you. Those proposals are described more fully in the accompanying proxy statement, which we urge you to read.

Your vote is important. Whether or not you plan to attend the meeting in person, you are urged to ensure that your shares are represented at the annual meeting by following the instructions on the enclosed proxy card. Please refer to the proxy card for more information on how to submit your vote.

By order of the Board of Directors,

Karen B. Seto
Secretary

April 13, 2007

ZipRealty, Inc.
2000 Powell Street, Suite 300
Emeryville, California 94608
(510) 735-2600

PROXY STATEMENT

Introduction

The accompanying proxy is solicited by the Board of Directors of ZipRealty, Inc., a Delaware corporation (“we,” “us,” “ZipRealty” or the “Company”), for use at our 2007 annual meeting of stockholders to be held on Thursday, May 24, 2007, at 9:30 a.m. local time, or any adjournment thereof, for the purposes set forth in this proxy statement and the accompanying notice of annual meeting. The annual meeting will be held at the Palace Hotel, 2 New Montgomery Street, San Francisco, California 94105, telephone (415) 512-1111.

These proxy solicitation materials were first mailed on or about April 13, 2007 to all stockholders entitled to vote at our annual meeting.

Questions and Answers About
the Proxy Materials and the Annual Meeting

Why did you send me this proxy statement?

We sent you this proxy statement and the enclosed proxy card because our Board of Directors is soliciting your proxy to vote at our annual meeting of stockholders. That meeting is scheduled to take place on Thursday, May 24, 2007, at 9:30 a.m. local time. This proxy statement summarizes information concerning the proposals to be voted on at that meeting. This information will help you to make an informed vote at the annual meeting.

What proposals will be voted on at the meeting?

We have scheduled two proposals to be voted on at the meeting:

1. The election of three Class III directors, each to serve for a term of three years expiring on the date of our 2010 annual meeting of stockholders or until a successor is duly elected and qualified; and

2. The ratification of the appointment of our independent registered public accounting firm for our fiscal year 2007.

What is the voting recommendation?

Your Board of Directors recommends that you vote your shares “FOR” the election of each of the nominees to the Board of Directors and “FOR” the other proposal listed above.

Who is entitled to vote?

Only stockholders of record of our common stock at the close of business on March 27, 2007, which is the record date for our annual meeting of stockholders, are entitled to notice of and to vote at our annual meeting. As of the close of business on the record date, 22,278,033 shares of our common stock were outstanding and entitled to vote. Each stockholder of record is entitled to one vote for each share of common stock held as of the record date.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and shares owned beneficially.

Stockholder of record

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, then you are considered to be the stockholder of record with respect to those shares, and we are sending these proxy materials directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the meeting. We have enclosed a proxy card for you to use.

Beneficial owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and your broker or nominee is forwarding these proxy materials to you. Your broker or nominee is considered to be the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker how to vote and are also invited to attend the meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the meeting. Your broker or nominee has enclosed a voting instruction card for you to use in directing the broker or nominee how to vote your shares.

How can I vote my shares in person at the meeting?

Shares held directly in your name as the stockholder of record may be voted in person at the annual meeting. If you choose to do so, please bring the enclosed proxy card or proof of identification.

Even if you currently plan to attend the annual meeting, we recommend that you also submit your proxy as described below so that your vote will be counted if you later decide not to attend the meeting. You may vote shares held in street name in person only if you obtain a signed proxy from the record holder giving you the right to vote the shares.

How can I vote my shares without attending the meeting?

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct your vote without attending the meeting.

Stockholder of record

You may vote by granting a proxy.  Please refer to the summary voting instructions included on your proxy card. You may vote by mail by signing your proxy card and mailing it in the enclosed postage prepaid and addressed envelope. If you provide specific voting instructions, your shares will be voted as you instruct. If you sign the card but do not provide instructions, your shares will be voted as described below in “How are votes counted?”

Beneficial owner

For shares held in street name, refer to the voting instruction card included by your broker or nominee.

Can I change my vote after I submit my proxy?

Yes. You can change your vote at any time before we vote your proxy at the annual meeting.

Stockholder of record

If you are a stockholder of record you can change your vote by one of the following methods:

•	Send a written notice to our Secretary at our principal executive offices in Emeryville, California stating that you would like to revoke your proxy.

•	Complete a new proxy card and send it to our Secretary. The new proxy card will automatically replace any earlier-dated proxy card that you returned.

•	Attend the annual meeting and vote in person.

If you choose to revoke your proxy by attending the annual meeting, you must vote at the meeting in accordance with the rules for voting at the annual meeting. Attending the annual meeting will not, by itself, constitute revocation of your proxy.

Beneficial owner

If you instructed a broker or nominee to vote your shares, follow your broker or nominee’s directions for changing those instructions.

How are votes counted?

In the election of directors, you may vote “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. For any other proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Shares may also be present at a meeting as broker non-votes. Generally, broker non-votes occur when a broker holds shares in “street name” for a beneficial owner, the broker has not received voting instructions from the beneficial owner, and the broker indicates on a proxy that it does not have discretionary authority to vote on the proposal.

Shares that are voted “FOR,” “AGAINST,” “WITHHELD” or “ABSTAIN” on a proposal will be treated as being present at the meeting for purpose of establishing a quorum and will also be treated as being entitled to vote on the proposal. Broker non-votes will be treated as being present at the meeting for the purpose of establishing a quorum but will not be treated as being entitled to vote on the proposal and, therefore, will not affect voting results.

The inspector of election appointed for the meeting will tabulate all votes. If you sign your proxy card or broker voting instruction card with no further instructions, your shares will be voted in accordance with the recommendations of the Board of Directors (“FOR” all of our nominees to the Board of Directors, “FOR” all other items described in this proxy statement and in the discretion of the proxy holders on any other matters that properly come before the meeting).

What vote is required to approve each of the proposals?

With respect to the proposal to elect directors, the three nominees for election as Class III directors receiving the greatest number of “FOR” votes will be elected, even if those votes are less than a majority of shares present and entitled to vote. Votes “WITHHELD” are not counted towards the tabulation of votes cast for the election of directors.

Any other proposal requires the affirmative “FOR” vote of a majority of the shares present and entitled to vote on the proposal. Note that shares that are voted “ABSTAIN” on a proposal may prevent the proposal from receiving the affirmative vote of a majority of the shares present and entitled to vote on the proposal and, therefore, have the same effect as votes “AGAINST” the proposal.

What does it mean if I receive more than one proxy or voting instruction card?

It means your shares are registered differently or are in more than one account. Please provide voting instructions for each proxy and voting instruction card you receive.

How may I obtain a separate set of proxy materials or request a single set for my household?

If you share an address with another stockholder, you may receive only one set of proxy materials (including our Annual Report on Form 10-K and proxy statement) unless you have provided contrary instructions. If that is the case and you wish to receive a separate set of proxy materials now, please request the separate set by contacting our transfer agent, American Stock Transfer & Trust Company, in writing at 6201 15th Avenue, Brooklyn, New York 11219, Attention: Shareholder Services, by telephone at (800) 937-5449, or by facsimile at (718) 236-2641. Our transfer agent will then deliver the additional set of proxy materials promptly. You may also contact our transfer agent in the same fashion to give notice that you wish to receive a separate set of proxy materials in the future.

Similarly, if you share an address with another stockholder and have received multiple sets of our proxy materials, you may contact our transfer agent in the same manner set forth above to request delivery of a single set of these materials in the future.

Where can I find the voting results of the meeting?

We will announce preliminary voting results at the annual meeting and publish final results in our quarterly report on Form 10-Q for the second quarter of fiscal year 2007, which quarter ends June 30, 2007.

What happens if additional proposals are presented at the meeting?

Other than the proposals described in this proxy statement, we do not expect any matters to be presented for a vote at the annual meeting. If you grant a proxy, the persons named as proxy holders will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any unforeseen reason any of our nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate as may be nominated by the Board of Directors.

Must a minimum number of stockholders vote or be present at the annual meeting?

A quorum of stockholders is necessary to hold a valid meeting. Our bylaws provide that a majority of all of the shares of our stock entitled to vote, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the annual meeting. Shares that are voted “FOR,” “AGAINST,” “WITHHELD” or “ABSTAIN” on any proposal, as well as broker non-votes, will be treated as being present and entitled to vote for purposes of establishing a quorum.

Is cumulative voting permitted for the election of directors?

Stockholders may not cumulate votes in the election of directors.

Who will bear the cost of soliciting votes for the meeting?

We will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. We may also hire our transfer agent (American Stock Transfer & Trust Company) or another proxy solicitor to assist us in the distribution of proxy materials and the solicitation of votes. We will pay any proxy solicitor a reasonable and customary fee plus expenses for those services. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our beneficial stockholders.

Proposal 1 — Election of Directors

Terms of directors

We have a classified Board of Directors, with overlapping terms of office. The term for the Class I directors expires at the 2008 annual meeting, the term for the Class II directors expires at the 2009 annual meeting and the term for the Class III directors expires at the 2007 annual meeting. Each director serves for a three-year term (or the remainder of a three-year term when the director is filling a vacancy) or until his or her successor is duly elected and qualified.

Our Board of Directors currently consists of seven members: two who are Class I directors, two who are Class II directors and three who are Class III directors. Our Board of Directors has determined that each of its current members, except for Mr. Richard F. Sommer, is independent within the meaning of the Nasdaq Stock Market, Inc. independent director standards.

Election of Class III directors

The Board of Directors’ nominees for election by the stockholders as Class III directors are Mr. Stanley M. Koonce, Jr., Mr. Richard F. Sommer and Mr. Gary A. Wetsel. Mr. Koonce and Mr. Sommer, our Chief Executive Officer, currently serve as Class III directors with terms of office expiring at the 2007 annual meeting. Mr. Wetsel has been nominated for election to fill the vacancy to be created by the departure of Mr. Ronald C. Brown, a current Class III director who is not seeking reelection. Our Corporate Governance and Nominating Committee has recommended these nominations. If elected, the three nominees will serve as directors until our 2010 annual meeting or until their successors are duly elected and qualified. If any of the nominees declines to serve, proxies may be voted for a substitute nominee as we may designate. We are not aware of any reason that any of the nominees would be unable or unwilling to serve.

As long as a quorum is present, the three nominees for Class III directors receiving the highest number of votes “FOR” will be elected as the Class III directors. The persons named in the enclosed proxy intend to vote the shares represented by those proxies “FOR” the election of these three nominees.

Directors

The following sets forth certain information concerning our directors, including the nominees for election at the 2007 annual meeting:

			Director
Name	Age	Position with the Company	Since

Class III Director Nominees
Stanley M. Koonce, Jr.(1)	58	Director	2004
Richard F. Sommer	45	Chief Executive Officer and Director	2006
Gary A. Wetsel	61	Nominee for Director	n/a
Class III Director Whose
Term Expires at 2007 Annual Meeting
Ronald C. Brown(1,3)	52	Director	2004
Class I Directors Whose Term Expires at 2008 Annual Meeting:
Elisabeth H. DeMarse(1,2)	53	Director	2005
Donald F. Wood(3)	52	Director, Chairman of the Board	1999
Class II Directors Whose Term Expires at 2009 Annual Meeting
Marc L. Cellier(2)	44	Director	2001
Robert C. Kagle(2,3)	51	Director	1999

(1)	Member of the Audit Committee.

(2)	Member of the Compensation Committee.

(3)	Member of the Corporate Governance and Nominating Committee.

Stanley M. (Mack) Koonce, Jr. has served on our Board of Directors since May 2004. Mr. Koonce has been the Executive Vice President and Chief Operating Officer of Big Brothers Big Sisters of America since June 2002. From April 2001 to April 2002, Mr. Koonce was President and Chief Executive Officer of Venue Ticket Exchange, a sports ticketing company. From September 2000 to May 2002, Mr. Koonce was Chairman of AIVIA, a software and web development company. Mr. Koonce holds a Masters of Business Administration degree and a Bachelor of Science degree in mathematics from the University of North Carolina at Chapel Hill.

Richard F. Sommer has served as our Chief Executive Officer and a member of our Board of Directors since September 2006. Prior to joining the Company, Mr. Sommer served as an executive officer at several companies in the real estate and mortgage industries. From August 2004 until June 2006, Mr. Sommer served as Chief Executive Officer of Homegain.com, Inc., a leading online source for connecting real estate professionals with home buyers and sellers. From December 2002 until August 2004, Mr. Sommer was Senior Vice President of Business Development of Mortgage Bank and President of the Loanworks Division at Indymacbank, Inc., a publicly held mortgage bank. From November 2000 until May 2002, Mr. Sommer served as President and Managing Director at Realtor.com, a publicly held leading supplier of online media and technology to the real estate industry. Mr. Sommer began his career at McKinsey and Company where he spent thirteen years as a consultant. Mr. Sommer holds a Juris Doctor degree from Stanford Law School, a Master’s degree in international relations from Oxford University, and a Bachelor of Arts degree in politics from Princeton University.

Gary A. Wetsel is an independent consultant.  From April 2002 to December 2004, Mr. Wetsel served as Executive Vice President, Finance, Chief Financial Officer and Chief Administrative Officer of Aspect Communications Corporation, a provider of enterprise customer contact solutions, where he remained as a consultant until his retirement in March 2005. Mr. Wetsel has held senior executive positions with several other high-tech companies, including serving as Vice President and Chief Financial Officer of Zhone Technologies, Inc., President and Chief Executive Officer of WarpSpeed Communications Corp., Executive Vice President and Chief Operating Officer of Wyse Technology, Inc., President and Chief Executive Officer of Borland International, Inc., Executive Vice President and Chief Financial Officer of Octel Communications Corporation and Vice President and Chief Financial Officer of Ungermann-Bass, Inc. Mr. Wetsel also has over eleven years of experience in public accounting, including seven years with KPMG. Mr. Wetsel was a member of the board of directors of LookSmart Ltd., an online advertising and technology company, from September 2004 until November 2006, where he chaired the audit committee, and of Blue Martini Software, Inc., a provider of software designed to optimize sales, from March 2004 until its acquisition in May 2005, where he also served on the audit committee. Mr. Wetsel is a Certified Public Accountant (inactive) and holds a Bachelor of Science degree in accounting from Bentley College.

Ronald C. Brown has served on our Board of Directors since March 2004. Mr. Brown is currently President of Atrium Holdco, LLC, a hotel investment company. From January 2004 to June 2004, Mr. Brown was Executive Vice President of Strategy of Starwood Hotels and Resorts Worldwide, Inc., a global hotel company. From June 1995 to December 2003, Mr. Brown was Chief Financial Officer of Starwood. Mr. Brown holds an LL.M. degree from the London School of Economics and an LL.B. degree from Osgoode Hall Law School, Toronto, Canada.

Elisabeth H. DeMarse has served on our Board of Directors since July 2005. Ms. DeMarse has served as Chief Executive Officer and President of Creditcards.com, an internet financial services company, since November 2006. From December 2005 to October 2006, Ms. DeMarse served as CEO-in-Residence of Austin Ventures. From April 2000 until June 2004, Ms. DeMarse served as President and Chief Executive Officer of Bankrate, Inc., an internet financial services company. From 1998 to 2000, Ms. DeMarse served as Executive Vice President of Hoover’s Online, Inc., an internet financial services company. Prior to joining Hoover’s, Ms. DeMarse served for ten years as a senior executive in a variety of roles at Bloomberg L.P., a financial services organization. Ms. DeMarse currently serves on the boards of directors of EDGAR-Online, Inc., an internet source for SEC filings, Heska Corporation, a seller of advanced veterinary diagnostic and specialty products, Stockgroup, an internet source for financial data and news, and YP Corp., an online telephone directory, and is a certified member of the National Association of Corporate Directors. Ms. DeMarse holds a Masters of Business Administration degree from Harvard Business School and a Bachelor of Arts degree in history cum laude from Wellesley College.

Donald F. Wood has served on our Board of Directors since July 1999 and was appointed Chairman of the Board of Directors in May 2006. Mr. Wood has been a Managing Director of Draper Fisher Jurvetson since September 2006 and a Managing Member of Vanguard Ventures since February 1998. Mr. Wood holds a Masters of Business Administration degree from the Stanford University Graduate School of Business and a Bachelor of Arts degree in economics from Stanford University.

Marc L. Cellier has served on our Board of Directors since May 2001. Mr. Cellier has been a founding managing partner of Pyramid Technology Ventures since its founding in January 2000. Since April 1998, Mr. Cellier has also been a general partner at GC Technology Ventures. Mr. Cellier holds a Masters of Business Administration degree from the University of St. Thomas and a Bachelor of Arts degree in finance from Institut Superieur de Gestion.

Robert C. Kagle has served on our Board of Directors since November 1999. Mr. Kagle has been a General Partner of Benchmark Capital Management Co., LLC, since its founding in May 1995 and a General Partner of Technology Venture Investors since January 1984. Mr. Kagle also serves on the board of directors of eBay Inc. and Jamba, Inc. Mr. Kagle holds a Masters of Business Administration degree from the Stanford University Graduate School of Business and a Bachelor of Science degree in electrical and mechanical engineering from the General Motors Institute (renamed Kettering University in January 1998).

Board committees

Our Board of Directors has standing Audit, Compensation, and Corporate Governance and Nominating Committees. Each of these committees is governed by a written charter that is available on our website at www.ziprealty.com under “Investor Relations — Corporate Governance — Governance Documents.” The Company’s web site address provided above is not intended to function as a hyperlink, and the information on the Company’s web site is not and should not be considered part of this proxy statement and is not incorporated by reference herein.

Audit Committee.  Our Audit Committee consists of Mr. Brown (chair), Ms. DeMarse and Mr. Koonce. Our Board of Directors intends to appoint Mr. Wetsel to serve as a member and chair of this committee if he is elected as a Class III director at the annual meeting, to fill the vacancy to be created by the departure of Mr. Brown. Our Board of Directors has determined that each of these persons is independent within the meaning of the Securities and Exchange Commission and the Nasdaq Stock Market, Inc. independent director standards. Our Board of Directors has further determined that each of Mr. Brown and Mr. Wetsel is a financial expert within the meaning of the Securities and Exchange Commission standard. This committee’s main function is to oversee our accounting and financial reporting processes, internal systems of control, independent auditor relationships and the audits of our financial statements. This committee’s responsibilities include:

•	selecting and hiring our independent auditors;

•	evaluating and providing guidance with respect to the external audit and qualifications, independence and performance of our independent auditors;

•	pre-approving the audit and non-audit services to be performed by our independent auditors;

•	reviewing management’s report on its assessment of the effectiveness of our internal controls and our significant accounting policies;

•	overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	preparing the report that the Securities and Exchange Commission requires in our annual proxy statement; and

•	reviewing and monitoring compliance with our code of business conduct and ethics.

Compensation Committee.  Our Compensation Committee consists of Mr. Kagle (chair), Mr. Cellier and Ms. DeMarse, each of whom our Board of Directors has determined is independent within the meaning of the Nasdaq Stock Market, Inc. independent director standards. This committee’s purpose is to assist our Board of Directors in determining the development plans and compensation for our senior management and directors and recommend these plans to our Board of Directors. This committee’s responsibilities include:

•	reviewing and recommending compensation and benefit plans for our executive officers;

•	setting performance goals for our officers and reviewing their performance against these goals;

•	evaluating the competitiveness of our executive compensation plans;

•	reviewing and recommending compensation for members of our Board of Directors and committees thereof; and

•	preparing the report that the Securities and Exchange Commission requires in our annual proxy statement.

Corporate Governance and Nominating Committee.  Our Corporate Governance and Nominating Committee consists of Messrs. Wood (chair), Brown and Kagle. Our Board of Directors intends to appoint Mr. Wetsel to serve as a member of this committee if he is elected as a Class III director at the annual meeting to fill the vacancy to be created by the departure of Mr. Brown. Our Board of Directors has determined that each of these persons is independent within the meaning of the Nasdaq Stock Market, Inc. independent director standards. This committee’s purpose is to assist our Board of Directors by identifying individuals qualified to become members of our Board of Directors, consistent with criteria set by our Board of Directors, and to develop our corporate governance principles. This committee’s responsibilities include:

•	evaluating the composition, size and governance of our Board of Directors and its committees and making recommendations regarding future planning and the appointment of directors to our committees;

•	administering our policy for considering stockholder nominees for election to our Board of Directors;

•	evaluating and recommending candidates for election to our Board of Directors;

•	overseeing our Board of Directors’ periodic evaluation process;

•	reviewing our corporate governance principles and providing recommendations to the Board of Directors regarding possible changes;

•	periodically reviewing executive succession plans; and

•	reviewing and approving any related party transactions.

Identifying and evaluating director nominees

Qualifications.  We have no stated minimum criteria for director nominees. The Corporate Governance and Nominating Committee does, however, seek for nomination and appointment candidates with excellent decision-making ability, business experience, relevant expertise, personal integrity and reputation. This committee may also consider other factors such as issues of character, judgment, independence, diversity, age, expertise, corporate experience, length of service and other commitments, and the general needs of the Board of Directors, in accordance with the charter of this committee and with the Company’s Corporate Governance Guidelines, a copy of which is available at www.ziprealty.com under “Investor Relations — Corporate Governance — Governance Documents.” The Company’s web site address provided above is not intended to function as a hyperlink, and the information on the Company’s web site is not and should not be considered part of this proxy statement and is not incorporated by reference herein. This committee believes it appropriate that at least one member of the Board of Directors meet the criteria for an audit committee financial expert as defined by the rules of the Securities and Exchange Commission, and that a majority of the members of the Board of Directors meet the independent director standard under rules of the Nasdaq Stock Market. This committee also believes it may be appropriate for certain members of our management, in particular the Chief Executive Officer, to participate as a member of the Board of Directors.

Process.  The Corporate Governance and Nominating Committee identifies nominees for the class of directors being elected at each annual meeting of stockholders by first evaluating the current members of such class of directors willing to continue in service. Current members of the Board of Directors with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board of Directors with that of obtaining a new perspective. If any member of such class of directors does not wish to continue in service or if this committee or the Board of Directors decides not to re-nominate a member of such class of directors for re-election, this committee identifies the desired skills and experience of a new nominee in light of the criteria above. Current members of this committee and the Board of Directors are polled for suggestions as to individuals meeting the criteria for nomination. Research may also be performed to identify qualified individuals. This committee may, in its discretion, engage third party search firms to identify and assist in recruiting potential nominees to the Board of Directors. Candidates may also come to the attention of this committee through management, stockholders or other persons.

The Corporate Governance and Nominating Committee may take such measures that it considers appropriate in connection with its evaluation of a candidate, including candidate interviews, inquiry of the person recommending the candidate, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the committee, the Board of Directors or management.

Stockholder recommendations.  Pursuant to the requirements of its charter, the Corporate Governance and Nominating Committee will review any director candidates recommended by our stockholders who are entitled to vote in the election of directors, provided that the stockholder recommendations are timely submitted in writing to our Secretary, along with all required information, in compliance with the stockholder nomination provisions of our bylaws. A copy of our bylaws has been filed with the Securities and Exchange Commission as an exhibit to our Form S-1 and is available on its website at www.sec.gov, as well as on our website at www.ziprealty.com under “Investor Relations — SEC Filings.” The Company’s web site address provided above is not intended to function as a hyperlink, and the information on the Company’s web site is not and should not be considered part of this proxy statement and is not incorporated by reference herein. Any candidates properly recommended in accordance with the foregoing requirements by stockholders will be considered in such manner as the members of our Corporate Governance and Nominating Committee deem appropriate.

Director independence

The Board of Directors has adopted standards concerning director independence which meet the independence standards of the Nasdaq Stock Market and, with respect to the Audit Committee, the rules of the Securities and Exchange Commission.

The Company’s General Counsel, the Corporate Governance and Nominating Committee and the Board of Directors are involved in the process for determining the independence of acting directors and director nominees. The General Counsel solicits relevant information from directors and director nominees via a questionnaire, which covers material relationships, compensatory arrangements, employment and any affiliation with the Company, and which the directors complete and return to the General Counsel. In addition to reviewing information provided in the questionnaire, the General Counsel asks the Company’s executive officers on an annual basis regarding their awareness of any existing or currently proposed transactions, arrangements or understandings involving the Company in which any director or director nominee has or will have a direct or indirect material interest. The General Counsel shares her findings with the Corporate Governance and Nominating Committee and the Board of Directors regarding the Nasdaq Stock Market and SEC independence requirements and any information regarding the director or director nominee that suggest that such individual is not independent. The Board of Directors discusses all relevant issues, including consideration of any transactions, relationships or arrangements required to be disclosed under Item 404(a) of Regulation S-K, prior to making a determination with respect to the independence of each director.

For example, one of our directors, Mr. Kagle, is a managing member of Benchmark Capital, one of our largest stockholders. A Benchmark Capital fund is an investor in Zillow.com, Inc., and another Benchmark Capital managing member serves on the Board of Directors of Zillow. Zillow operates a web site that provides residential real estate information to consumers. We advertise through Zillow on a regular basis pursuant to an agreement negotiated on arm’s-length terms. Our Board of Directors has not found any conflict of interest regarding this relationship due to the nature of the respective businesses of ZipRealty and Zillow, as well as the internal procedures implemented by Benchmark Capital to, among other things, preserve and segregate any confidential information regarding each of the companies in which it has invested. Also, given the nature of the relationship among Mr. Kagle, Benchmark Capital and Zillow, our Board of Directors has not found any direct or indirect material interest by Mr. Kagle in our transactions with Zillow. In fiscal 2006, our payments to Zillow for advertising, pursuant to an agreement negotiated on arm’s-length terms, accounted for less than 4% of our marketing and customer acquisition expense for the year.

Based on the review described above, the Board of Directors affirmatively determined that:

•	A majority of the directors are independent, and all members of the Audit, Compensation and Corporate Governance and Nominating Committees, as well as Mr. Wetsel, are independent, under the Nasdaq standard and, in the case of the Audit Committee, the SEC standard.

•	All of the non-management directors of the Company, as well as Mr. Wetsel, are independent under the Nasdaq standard. The independent directors are: Ronald C. Brown, Stanley M. Koonce, Jr., Elisabeth H. DeMarse, Donald F. Wood, Marc L. Cellier and Robert C. Kagle.

•	Richard F. Sommer is not independent by virtue of his position as Chief Executive Officer of the Company.

Other than as described above, in 2006, there were no transactions, relationships or arrangements not disclosed as related person transactions that were considered by the Board of Directors in determining that the applicable independence standards were met by each of the directors.

Director attendance at meetings

Board and committee meetings.  Our Board of Directors met six times in fiscal year 2006 (Mr. Sommer was not elected as a member of our Board of Directors until September 2006). No incumbent director attended fewer than 75% of the aggregate of (i) the total number of meetings held by the Board of Directors while he or she served on the Board of Directors and (ii) the total number of meetings held by all committees on which he or she served while he or she served on those committees.

Annual meeting of stockholders.  We do not have a formal policy regarding attendance by members of our Board of Directors at our annual meetings of stockholders, but all directors are strongly encouraged to make every effort to attend each annual meeting of stockholders. To this end, we make every effort to schedule our annual meeting of stockholders at a time and date to maximize attendance by directors, taking into account the directors’ schedules. Accordingly, we have scheduled our 2007 annual meeting of the Board of Directors immediately to follow our 2007 annual meeting of stockholders on the same date and in the same location. Our annual meeting of stockholders for fiscal year 2006 was attended by all directors who were incumbent then and remain incumbent now.

Executive sessions.  The policy of the Board of Directors is to have regularly scheduled executive sessions with only non-employee directors present. Such meetings generally occur on at least a quarterly basis except at such times as are determined by the non-employee directors to be unnecessary. During each such session, an independent director chairs the executive session and bears such further responsibilities that the non-employee directors as a whole might designate from time to time.

Contacting our directors

Any stockholder who desires to contact any members of our Board of Directors can write to the following address: Board of Directors, c/o Secretary, ZipRealty, Inc., 2000 Powell Street, Suite 300, Emeryville, California 94608. Communications received in writing will be collected, organized and processed by our Secretary, who will distribute the communications to the members of the Board of Directors as appropriate depending on the facts and circumstances outlined in the communication received. Where the nature of a communication warrants, the Secretary may decide to obtain the more immediate attention of the appropriate committee of the Board of Directors or an independent director, or the Company’s management or independent advisors, as the Secretary considers appropriate.

Director compensation

Cash awards.  Each of our non-employee directors receives an annual retainer of $7,500. The non-employee directors serving as the chairpersons of our Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee receive additional annual retainers of $10,000, $5,000 and $5,000, respectively. The non-employee directors serving as members but not as chairpersons of those committees receive an additional annual retainer of $2,500 for each such committee membership. We pay these retainers on a quarterly basis. We also reimburse our non-employee directors for their reasonable expenses incurred in connection with attending meetings of the Board of Directors and its committees. Directors who are our employees receive no separate compensation for services rendered as directors.

Option awards.  Each non-employee director who joins our Board of Directors receives a nondiscretionary, automatic grant of an option to purchase 16,666 shares of our common stock upon joining our Board of Directors, which vests over three years in equal annual installments. In addition, on the date of each annual meeting of stockholders, each non-employee director receives an annual nondiscretionary, automatic grant of an option to purchase 6,666 shares of our common stock, pursuant to our 2004 Equity Incentive Plan, which vests in full on the earlier of (i) the first anniversary of the date of grant and (ii) our next annual meeting of stockholders at which directors are elected. Vesting for both types of awards is subject to the non-employee director’s continued service to the Company through the relevant vesting date.

Fiscal year 2006 awards.  In May 2006, in connection with our 2006 annual meeting of stockholders, each continuing non-employee director then serving on our Board of Directors received an automatic grant of an option to purchase 6,666 shares of our common stock at an exercise price of $9.07 per share, subject to the vesting schedule noted above. On August 9, 2006, in connection with his appointment as Chairman of the Board of Directors, Mr. Wood was granted an option to purchase 50,000 shares of our common stock at an exercise price of $5.97 per share, which vests in full on the second anniversary of grant, based upon Mr. Wood’s continued relationship with the Company, provided that the option will vest in full in the event of a “change in control” as defined in our 2004 Equity Incentive Plan. Other than these option awards, as well as the cash awards paid in accordance with the policy described above, no option grants, retainers or attendance fees were made or paid to any of our directors during fiscal year 2006.

The following table provides information related to the compensation of our non-employee directors in 2006:

	Fees Earned or		Option
	Paid in		Awards	Total
Name	Cash ($)(1)		($)(2)	($)

Ronald C. Brown	20,000		34,038	54,038
Marc L. Cellier	10,000		30,600	40,600
Elisabeth H. DeMarse	11,250	(3)	47,813	59,063
Robert C. Kagle	15,000		30,600	45,600
Stanley M. Koonce, Jr.	10,000		30,600	40,600
Donald F. Wood	13,750	(3)	62,532	76,282

(1)	Consists of amounts paid under the Company’s Director Compensation Policy as follows: (i) $7,500 annual retainer for each non-employee director, (ii) $10,000 annual retainer to Mr. Brown as chairperson of the Audit Committee, (iii) $5,000 annual retainers to each of Messrs. Kagle and Wood as chairpersons of the Compensation Committee and Corporate Governance and Nominating Committee, respectively and (iv) $2,500 to each non-employee director serving as a non-chair member of any committee.

(2)	The amounts in this column reflect amounts recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R), without taking into consideration a forfeiture assumption, as required by the SEC for disclosure purposes in this Director Compensation Table. The information regarding the valuation assumptions used is included in footnote 8 to the Company’s audited financial statements for the fiscal year ended December 31, 2006 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2007. The non-employee directors held options to purchase the following number of shares of common stock as of December 31, 2006: Ronald Brown — 38,332 shares; Marc Cellier — 13,332 shares; Elisabeth DeMarse — 23,332 shares; Robert Kagle — 13,332 shares; Stanley Koonce — 29,998 shares; and Donald Wood — 63,332 shares. The FAS 123R grant date fair value was $32,203 for each of the options to purchase 6,666 shares of our common stock, at an exercise price of $9.07 per share, granted to our non-employee directors on May 25, 2006. The FAS 123R grant date fair value was $162,100 for the option to purchase 50,000 shares of our common stock, at an exercise price of $5.97 per share, granted to Mr. Wood on August 9, 2006.

(3)	Ms. DeMarse replaced Mr. Wood as a non-chair member of the Audit Committee during the Company’s third fiscal quarter of 2006. The $2,500 fee for service as a non-chair member of the Audit Committee was, therefore, split equally between Ms. DeMarse and Mr. Wood.

Proposal 2 — Appointment of Independent Registered Public Accounting Firm

You are being asked to ratify the appointment of PricewaterhouseCoopers LLP (“PWC”) as our independent registered public accounting firm for our fiscal year ending December 31, 2007.

Our Audit Committee has selected PWC as our independent registered public accounting firm for fiscal year 2007. PWC has served as our independent registered public accounting firm since our inception in 1999. Representatives of PWC are expected to be present at the annual meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from you.

The following table sets forth the approximate fees for services rendered by PWC with respect to fiscal years 2005 and 2006:

	Fiscal Year 2005	Fiscal Year 2006

Audit Fees	$513,605	1,102,039
Audit-related Fees	—	20,000
Tax Fees	38,050	1,100
All Other Fees	1,500	1,500

Total Fees	$553,155	$1,124,639

Since June 2004, our Audit Committee has been responsible under its charter for pre-approving (or designating a member to pre-approve) audit and non-audit services provided to us by PWC (or subsequently approving non-audit services when subsequent approval is necessary and permissible). From that time through the end of fiscal year 2006, the Audit Committee pre-approved all audit and non-audit services provided to us by PWC, and no PWC non-audit services have been subsequently approved pursuant to 17 CFR 210.2-01(c)(7)(i)(C). The Audit Committee has delegated to its chair the ability to pre-approve miscellaneous services to be provided by PWC in an aggregate amount not to exceed $10,000 as long as the chair presents such pre-approval to the full committee for ratification at its next meeting.

As long as a quorum is present, the proposal will be approved if it receives the affirmative “FOR” vote of a majority of the shares present and entitled to vote on the proposal. The persons named in the enclosed proxy intend to vote the shares represented by those proxies in favor of this proposal.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007.

Transaction of Other Business

We know of no other proposals to be presented at the meeting. If any other proposal is presented, the shares represented by the proxies we receive will be voted according to the best judgment of the persons named in the proxies. It is the intention of the persons named in the form of proxy to vote the shares that those proxies represent as the Board of Directors recommends.

Security Ownership by our Directors, Officers and Principal Stockholders

The following table sets forth information about the beneficial ownership of our common stock at March 27, 2007, for:

•	each person known to us to be the beneficial owner of more than 5% of our common stock;

•	each named executive officer (as identified our “Summary compensation table” on page 23);

•	each of our directors; and

•	all of our executive officers and directors as a group.

Unless otherwise noted below, the address of each beneficial owner listed on the table is c/o ZipRealty, Inc., 2000 Powell Street, Suite 300, Emeryville, California 94608. We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. We have based our calculation of the percentage of beneficial ownership on 22,278,033 shares of common stock outstanding on March 27, 2007, the record date for our annual meeting of stockholders.

In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of March 27, 2007. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Beneficial ownership representing less than 1% is denoted with an asterisk (*).

	Number of Shares	Percentage of Shares
Beneficial Owner	Beneficially Owned	Outstanding

5% Stockholders:
Benchmark Capital Partners(1)	4,845,091	20.9%
Pyramid Technology Ventures(2)	4,464,195	19.1%
Vanguard Ventures(3)	2,287,151	10.2%
Passport Management, LLC(4)	2,530,350	11.4%
Juan F. Mini(5)	1,482,769	6.6%
Steadfast Capital Management LLC(6)	1,118,963	5.0%
Directors and named executive officers:
Richard F. Sommer	—	*
Joseph Patrick Lashinsky(7)	127,268	*
William C. Sinclair(8)	138,317	*
Eric A. Danziger(9)	450,806	2.0%*
Gary M. Beasley(10)	286,353	1.3%*
Jeffrey G. Wagoner(11)	67,930	*
Ronald C. Brown(12)	45,123	*
Marc L. Cellier(13)	4,478,585	19.1%
Elisabeth H. DeMarse(14)	12,221	*
Robert C. Kagle(15)	4,858,423	20.9%
Stanley M. Koonce, Jr.(16)	27,831	*
Donald F. Wood(17)	2,320,295	10.3%
All directors and executive officers as a group (13 people)(18)	12,146,701	48.7%

(1)	Includes 3,944,200 shares held by Benchmark Capital Partners IV, L.P., as nominee for Benchmark Capital Partners IV, L.P., Benchmark Founders’ Fund IV, L.P., Benchmark Founders’ Fund IV-A, L.P., Benchmark Founders’ Fund IV-B, L.P., Benchmark Founders’ Fund IV-X, L.P. and individuals currently or formerly affiliated with these funds and 900,891 shares issuable upon exercise of warrants held by the same fund that are exercisable within 60 days of March 27, 2007. Mr. Kagle, who is one of our directors, is a managing member of Benchmark Capital Management Co. IV, L.L.C., which is the general partner of Benchmark Capital Partners IV, L.P. Each of the managing members of Benchmark Capital Management Co. IV, L.L.C., including Mr. Kagle, has disclaimed beneficial ownership of the shares held by these funds except to the extent of his pecuniary interest therein. The address of these funds is c/o Benchmark Capital Partners, 2480 Sand Hill Road, Suite 200, Menlo Park, CA 94025.

(2)	Includes 3,353,294 shares held by Pyramid Technology Ventures I, L.P. and 1,110,901 shares issuable upon exercise of warrants held by Pyramid Technology Ventures I, L.P. that are exercisable within 60 days of March 27, 2007. Taurus Partners, LLC, which is the general partner of this fund, as well as its managing members, Marc L. Cellier and Alexander Jenkins Rhea, may be deemed to have beneficial ownership of the shares held by this fund. Each of Taurus Partners, LLC, Mr. Cellier, who is one of our directors, and Mr. Rhea disclaims beneficial ownership of the shares held by this fund except to the extent of its or his pecuniary interest therein. The address of this fund is c/o Pyramid Technology Ventures, P.O. Box 10723, Zephyr Cove, NV 89448.

(3)	Includes 2,005,556 shares held by Vanguard VI, L.P., 82,944 shares held by Vanguard VI Affiliates Fund, L.P. and 64,764 shares held by Vanguard VI Annex Fund, L.P. Also includes 94,680 shares issuable upon exercise of warrants held by Vanguard VI, L.P., 35,292 shares issuable upon exercise of warrants held by Vanguard VI Annex Fund, L.P. and 3,915 shares issuable upon exercise of warrants held by Vanguard VI Affiliates Fund, L.P., in each case that are exercisable within 60 days of March 27, 2007. Vanguard VI Venture Partners L.L.C., which is the general partner of these funds, as well as its managing members, Jack M. Gill, Robert D. Ulrich and Donald F. Wood, may be deemed to have beneficial ownership of the shares held by these funds. Each of Mr. Gill, Mr. Ulrich and Mr. Wood, who is one of our directors, has disclaimed beneficial ownership of the shares held by these funds except to the extent of his pecuniary interest therein. The address of these funds is c/o Vanguard Ventures, 525 University Ave., Suite 1200, Palo Alto, CA 94301.

(4)	Based on information contained in a Form 4 filed January 10, 2007. The securities beneficially owned following the reported transactions are held for the account of Passport Global Master Fund SPC Ltd (2,373,000 shares) a British Virgin Islands segregated portfolio company and Partners Group Alternative Strategies PCC Limited Gold Iota Cell (157,350 shares) a Guernsey protected cell company, each an international limited partnership formed under the laws of the British Virgin Islands (“Fund I” and “Fund II” respectively, and together the “Funds”). Passport Holdings, LLC, a Delaware limited liability company (“Passport Holdings”), is the General Partner of the Funds, and Passport Management, LLC, a Delaware limited liability company (“Passport Management”) is the investment manager to the Funds. Passport Capital, LLC, a Delaware limited liability company (“Passport Capital”) is the managing member of Passport Management and of Passport Holdings. John Burbank, a natural person (“Burbank”), is the sole managing member of Passport Capital. As a result, each of Passport Management, Passport Holdings, Passport Capital and Burbank may be considered to indirectly beneficially own the securities directly beneficially owned by Fund I and Fund II. The address of these entities and Mr. Burbank is c/o Passport Capital, LLC, 402 Jackson Street, San Francisco, CA 94111.

(5)	Includes 588,000 shares held by Mr. Mini individually, 774,773 shares held by Iverson Financial Corp. and 119,996 shares issuable upon exercise of warrants held by this entity that are exercisable within 60 days of March 27, 2007. Mr. Mini is a director of Iverson Financial Corporation, which is controlled by members of his family. Mr. Mini’s address is 881 Ocean Drive, Apt. 26-H, Key Biscayne, FL 33149.

(6)	Based on information contained in a Schedule 13G/A filed February 5, 20007. Includes 177,809 shares held by Steadfast Capital, L.P., 394,086 shares held by American Steadfast, L.P. and 547,068 shares held by Steadfast International Ltd. Robert S. Pitts, Jr. (beneficial owner of 1,118,963 shares) is the managing member of Steadfast Capital Management LLC (beneficial owner of shares held by American Steadfast, L.P. and Steadfast International Ltd.) and Steadfast Advisors LLC (beneficial owner of shares held by Steadfast Capital, L.P.). The address for these entities and Mr. Pitts is 767 Fifth Avenue, 11th Floor, New York, NY 10153.

(7)	Includes 11,436 shares held by Mr. Lashinsky and 115,832 shares issuable upon exercise of options that are exercisable within 60 days of March 27, 2007.

(8)	Includes 121,633 shares issuable upon exercise of options that are exercisable within 60 days of March 27, 2007.

(9)	Includes 450,806 shares held by Eric A. Danziger and Jennifer L. Danziger, Trustees, Danziger Revocable Trust. Mr. Danziger resigned from the Company effective August 1, 2006.

(10)	Includes 19,104 shares held by the Beasley Family Revocable Trust and 267,249 shares issuable upon exercise of options that are exercisable within 60 days of March 27, 2007. Mr. Beasley resigned from the Company effective January 5, 2007.

(11)	Includes 67,930 shares issuable upon exercise of options that are exercisable within 60 days of March 27, 2007. Mr. Wagoner resigned from the Company effective February 16, 2007.

(12)	Includes 33,123 shares issuable upon exercise of options that are exercisable within 60 days of March 27, 2007.

(13)	Includes 1,058 shares held by Mr. Cellier individually and 13,332 shares issuable upon exercise of options held by Mr. Cellier that are exercisable within 60 days of March 27, 2007. Also includes, 3,353,294 shares held by Pyramid Technology Ventures I, L.P. and 1,110,901 shares issuable upon exercise of warrants held by the same fund that are exercisable within 60 days of March 27, 2007. Mr. Cellier, one of our directors, is a managing member of the general partner of Pyramid Technology Ventures I, L.P. Mr. Cellier has disclaimed beneficial ownership of the shares held by this fund except to the extent of his pecuniary interest therein. Mr. Cellier’s address is c/o Pyramid Technology Ventures, P.O. Box 10723, Zephyr Cove, NV 89448.

(14)	Includes 12,221 shares issuable upon exercise of options that are exercisable within 60 days of March 27, 2007.

(15)	Includes 13,332 shares issuable upon exercise of options held by Mr. Kagle that are exercisable within 60 days of March 27, 2007. Also includes 3,944,200 shares held by Benchmark Capital Partners IV, L.P., as nominee for Benchmark Capital Partners IV, L.P., Benchmark Founders’ Fund IV, L.P., Benchmark Founders’ Fund IV-A, L.P., Benchmark Founders’ Fund IV-B, L.P., Benchmark Founders’ Fund IV-X, L.P. and individuals currently or formerly affiliated with these funds and 900,891 shares issuable upon exercise of warrants held by the same fund that are exercisable within 60 days of March 27, 2007. Mr. Kagle, who is one of our directors, is a managing member of Benchmark Capital Management Co. IV, L.L.C., which is the general partner of Benchmark Capital Partners IV, L.P. Mr. Kagle has disclaimed beneficial ownership of the shares held by these funds except to the extent of his pecuniary interest therein. Mr. Kagle’s address is c/o Benchmark Capital Partners, 2480 Sand Hill Road, Suite 200, Menlo Park, CA 94025.

(16)	Includes 25,831 shares issuable upon exercise of options that are exercisable within 60 days of March 27, 2007.

(17)	Includes 19,812 shares held by Mr. Wood individually, 2,005,556 shares held by Vanguard VI, L.P., 82,944 shares held by Vanguard VI Affiliates Fund, L.P. and 64,764 shares held by Vanguard VI Annex Fund, L.P. Also includes 94,680 shares issuable upon exercise of warrants held by Vanguard VI, L.P., 35,292 shares issuable upon exercise of warrants held by Vanguard VI Annex Fund, L.P. and 3,915 shares issuable upon exercise of warrants held by Vanguard VI Affiliates Fund, L.P., in each case that are exercisable within 60 days of March 27, 2007. Also includes 13,332 shares issuable upon exercise of options held by Mr. Wood within 60 days of March 27, 2007. Mr. Wood, one of our directors, is a managing member of the general partner of each of Vanguard VI, L.P., Vanguard VI Affiliates Fund, L.P. and Vanguard VI Annex Fund, L.P. Mr. Wood has disclaimed beneficial ownership of the shares held by these funds except to the extent of his pecuniary interest therein. Mr. Wood’s address is c/o Vanguard Ventures, 525 University Ave., Suite 1200, Palo Alto, CA 94301.

(18)	Includes 2,153,442 shares issuable upon exercise of warrants and 486,069 shares issuable upon exercise of options that are exercisable within 60 days of March 27, 2007.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers, directors and any person who owns more than ten percent (10%) of our shares of common stock to file reports of ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and with us. Based on our review of copies of forms and written representations, we believe that all of our officers, directors and greater than ten percent (10%) stockholders complied with all filing requirements applicable to them for the year ended December 31, 2006.

Significant Relationships and Transactions with Directors, Officers or
Principal Stockholders

We describe below transactions and series of similar transactions, since January 1, 2006, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	a director, executive officer, holder of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

We also describe below certain other transactions with our directors, executive officers and stockholders.

Investor rights agreement

Prior to January 1, 2004, we entered into an agreement with purchasers of our preferred stock, which converted into shares of common stock in connection with our initial public offering, and holders of warrants to purchase our capital stock that provides for certain rights relating to the registration of their shares of common stock issued upon conversion of their preferred stock or issuable upon exercise of their warrants. These rights will terminate five years following the completion of our initial public offering, or for any particular holder with registration rights, at such time following our initial public offering when all securities held by that stockholder subject to registration rights may be sold pursuant to Rule 144 under the Securities Act of 1933, as amended, during any 90-day period. All holders of common stock issued upon conversion of preferred stock are parties to this agreement, including the following directors, executive officers, former executive officers and holders of 5% of our capital stock: Benchmark Capital Partners IV, L.P.; Pyramid Technology Ventures I, L.P.; Vanguard Ventures; Eric A. Danziger; Gary M. Beasley; William C. Sinclair; Joseph Patrick Lashinsky; David A. Rector; and Donald F. Wood.

Indemnification agreements with officers and directors

Our amended and restated certificate of incorporation and our bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. Further, we have entered into indemnification agreements with each of our directors and officers.

Homegain.com, Inc.

In September 2006, Mr. Sommer joined ZipRealty as Chief Executive Officer and a member of the Board of Directors. Mr. Sommer was previously Chief Executive Officer of Homegain.com, Inc., our largest third-party lead source, which competes with us for online customer acquisition. We paid $3,144,692 to Homegain in fiscal year 2006 pursuant to an agreement negotiated on arm’s-length terms. Mr. Sommer terminated his position with Homegain in June 2006. At no time did Mr. Sommer serve as an officer or director of both ZipRealty and Homegain.

Review of related party transactions

Pursuant to our Code of Business Conduct and Ethics and our Corporate Governance and Nominating Committee Charter, our Board of Directors and our Corporate Governance and Nominating Committee must review and approve any transaction in which the Company is a participant and in which any director, director nominee, executive officer or holder of 5% or more of the Company’s common stock has or will have a direct or indirect material interest, including by virtue of immediate family members. Since January 1, 2006, the Company has not been a participant in any transaction with a related person other than the agreements and relationships described above.

Compensation and Other Information Concerning Officers

Compensation discussion and analysis

The Compensation Committee is comprised of three independent members of the Board. The Compensation Committee’s basic responsibility is to review the performance of our management in achieving corporate goals and objectives and to assure that our management is compensated effectively in a manner consistent with our compensation philosophy, competitive practice and the requirements of the appropriate regulatory bodies. Toward that end, the Compensation Committee oversees our compensation, equity and employee benefit plans and programs.

Compensation philosophy and objectives

The primary goal of the Company’s executive compensation program is to closely align the interests of the executive officers with those of the Company’s stockholders. To achieve this goal the Company attempts to (i) align executive compensation programs with overarching key organizational goals including growth, productivity and retention of agents, (ii) reward sustained long-term performance though an overweight long-term equity incentive plan relative to cash programs, and (iii) provide competitive cash compensation programs with moderate cash-based upside.

The elements of compensation for executive officers include base salaries, annual incentives and long-term incentives, as well as additional features that are available to most other employees, including a 401(k) plan, health and welfare insurance and life insurance, some of which allocate payments generally based on an individual’s level of annual cash compensation. Executives have substantial portions of their compensation at risk for annual and long-term performance, with the largest portion at risk for the most senior executives. We also periodically consult with an executive compensation consultant and consider the compensation levels of the peer companies as discussed below.

Compensation consultant

The Compensation Committee has the authority under its charter to engage the services of outside advisors, experts and others to assist the Compensation Committee. In 2005, the Compensation Committee engaged J. Thelander Associates (“Thelander”) to re-evaluate the peer group and assist the Compensation Committee with consideration and analysis of potential employee incentive programs for fiscal year 2006. The Compensation Committee determined the nature and scope of Thelander’s assignments, which included: (i) participation in information-gathering and fact-finding at the Company; (ii) assessing, both qualitatively and quantitatively, relevant data regarding compensation levels and performance at other companies used for benchmarking purposes and where the Company stands in relation to those comparator companies; (iii) participation in designing, modifying, and implementing compensation programs; and (iv) handling other matters requested by the Compensation Committee. In addition to assisting with the development of compensation guidelines, Thelander assisted management in the development of recommendations concerning individual pay levels and the design and mix of compensation programs for fiscal year 2006.

The Compensation Committee reviews each component of executive compensation against executive compensation surveys prepared or obtained by outside compensation consultants. These surveys include compensation levels and practices for persons holding comparable positions at certain companies, which are listed below, which the Compensation Committee and Thelander had identified as peer companies:

Peer Companies
Autobytel, Inc.
Blue Nile, Inc.
Costar Group, Inc.
Housevalues, Inc.
Jamdat Mobile, Inc.
Overstock.Com, Inc.
Provide Commerce, Inc.
Red Envelope, Inc.

Such peer companies were selected based on a number of factors including industry, revenue size, gross profit size, number of employees and the availability of their compensation information. Certain companies were included in the peer group because we compete for executive talent with those companies. We believe using a comparative company group is an appropriate method to understand the executive talent market in which we must compete to obtain and recruit top-quality talent.

In late 2006, the Compensation Committee engaged a new executive compensation consultant, Compensia. Compensia has been assisting, and is currently assisting, the Compensation Committee in evaluating the Company’s existing compensation plans, programs and guidelines and has and will provide analysis and advice to the Compensation Committee during fiscal year 2007 as it relates to designing and implementing such programs.

Principal elements of compensation

Base salaries.  Base salary, including merit based salary increases, for the CEO and the other executive officers is established based on the underlying scope of their respective responsibilities, taking into account competitive market compensation by benchmarking salaries paid by comparable companies for similar positions. The base salary for each executive officer is targeted at the 50th percentile of companies in the peer group described above. Salary adjustments are based on competitive market salaries and general levels of market increases in salaries, individual performance, achievement of the Company’s corporate and strategic goals and changes in job duties and responsibilities.

The Compensation Committee measures the Company’s performance against its specific performance goals established at the beginning of the fiscal year in determining the pool available for merit based annual salary increases. The Chief Executive Officer, as the manager of the executive team, assesses the executives’ contributions to the corporate goals, their respective departmental goals as well as achievement of their individual goals, and makes a recommendation to the Compensation Committee with respect to any merit increase in salary for each member of the executive team, other than himself. The Compensation Committee meets with the CEO to evaluate, discuss and modify or approve these recommendations. The Compensation Committee also conducts a similar evaluation of the CEO’s contributions to corporate goals and his achievement of individual goals when the CEO is not present, and determines any merit increase in salary for the CEO.

Terms of the employment agreements entered into by our named executive officers, which are reviewed and approved by the Compensation Committee prior to execution, also are considered in establishment of the named executive officer’s base salaries. Pursuant to his offer letter, dated August 24, 2006, which is filed as an exhibit to our Annual Report on Form 10-K, Mr. Sommer’s base salary was initially set at $400,000 per year. Pursuant to his employment agreement, dated as of January 17, 2007, which is filed as an exhibit to our Annual Report on Form 10-K, Mr. Lashinsky’s base salary was initially set at $300,000 per year. Pursuant to his employment agreement, dated as of May 2, 2006, which is filed as an exhibit to our Annual Report on Form 10-K, Mr. Beasley’s base salary was initially set at $315,000 per year. Pursuant to his offer letter, dated April 27, 2001, which is filed as an exhibit to our Annual Report on Form 10-K, Mr. Danziger’s base salary was initially set at $275,000.

Annual incentive compensation.  Annual cash incentives for the executive officers and other key employees are designed to reward performance for achieving key corporate goals, which we believe in turn should increase stockholder value. The performance metrics against which the executives are measured are clearly communicated, measurable and consistently applied, and include corporate and individual goals. The annual incentive awards for executive officers are determined on the basis of management’s achievement of specific performance goals established at the beginning of the fiscal year. Annually, the Compensation Committee approves the performance objectives and goals for the upcoming year, and approves payment of the earned awards based on achievement against those approved objectives and goals. The annual cash incentive compensation target is based on our performance in relation to our peers. In March 2006, the Compensation Committee approved a Management Incentive Plan for our officers, among others, for that fiscal year. The extent of the continued softening in the residential real estate market during the following months made the goals set forth under the plan unachievable, yet we believe we outperformed our competition and significantly increased our market share in most of our markets during that period. To acknowledge that accomplishment, as well as to promote retention and the achievement of performance goals for the remainder of 2006, in October 2006 the Compensation Committee amended and restated

the plan. We achieved the performance goals under the revised plan, and incentive payments under the revised plan were approved by the Compensation Committee and paid in January 2007. The “Summary compensation table” on page 23 sets forth those payments for our named executive officers.

Terms of the employment agreements entered into by our named executive officers are also considered in establishing the annual incentive compensation. Pursuant to his offer letter, Mr. Sommer received a signing bonus of $100,000 on his start date and was eligible to receive an annual bonus of up to 100% of his base salary, to be offset by the $100,000 signing bonus. On January 12, 2007, the Compensation Committee approved an incentive bonus of $100,000 for Mr. Sommer which was fully offset by the $100,000 signing bonus previously paid to him. In addition, pursuant to his offer letter, beginning with fiscal year 2007, Mr. Sommer’s target annual cash bonus will be 100% of his base salary. Pursuant to his employment agreement, beginning with fiscal year 2007, Mr. Lashinsky’s target annual cash bonus will be 40% of his base salary. Pursuant to his employment agreement, Mr. Beasley would have been entitled to a retention bonus on May 1, 2007 had he remained employed with the Company through that date. Because he resigned from the Company effective January 5, 2007, Mr. Beasley will not be entitled to receive this retention bonus. Pursuant to his offer letter, Mr. Danziger was eligible to earn a bonus equal to 100% of his annual base pay provided certain corporate objectives were achieved.

Long-term incentive compensation.  Generally, a significant stock option grant is made in the year that an executive officer commences employment. Thereafter, option grants may be made at varying times and in varying amounts in the discretion of the Compensation Committee. Upon hiring an executive officer, an option grant generally will be made at the first regularly scheduled meeting of the Compensation Committee after the officer commences employment. Annual stock option grants to executive officers are made at regularly scheduled meetings of the Compensation Committee and are generally made once each year following the automatic “evergreen” increase in the number of shares available for issuance pursuant to the Company’s 2004 Equity Incentive Plan.

Historically, early each calendar year, the Compensation Committee determines an aggregate stock option pool to be granted to the Company’s executive officers (other than the CEO) and considers annual stock option grants for each executive officer based on recommendations from the CEO. Management’s option grant recommendations are developed from the existing grant guidelines, based on the individual’s position with the Company, and each executive officer’s performance against goals during the prior year. The size of the CEO’s annual stock option grant is determined by the Compensation Committee. The size of each new hire or promotion stock option grant made to officers is generally set at a level that the Compensation Committee deems appropriate to create a meaningful opportunity for stock ownership based upon the grant guidelines and the individual’s potential for future responsibility and promotion. The relative weight given to each of these factors will vary from individual to individual at the Compensation Committee’s discretion and adjustments may be made as the Compensation Committee deems reasonable to attract candidates in the competitive environment for highly qualified employees in which we operate.

We do not have ownership guidelines for our officers because officer compensation is set within a typical market range and is already performance-based and high risk. In addition, we believe that ownership guidelines are rare in consumer oriented technology companies, so ownership requirements would put us at a competitive disadvantage.

Equity awards are the primary vehicle for providing our executive officers with upside award opportunities. The “Grant of plan-based awards table” on page 24 sets forth option awards granted to the named executive officers for performance in 2006.

The exercise price of stock options is always equal to the fair market value (the closing price on Nasdaq) of the Company’s common stock on the date of grant. Options granted pursuant to our equity incentive plans will provide a return to the employee only if he or she remains in the Company’s service, and then only if the market price of the Company’s common stock appreciates over the option term. Generally, stock options granted pursuant to our equity incentive plans vest monthly over a four-year period with an initial one-year cliff. Annual equity awards are granted and dated as of the date of the Compensation Committee meeting at which the awards were made.

Benefits.  The named executive officers are entitled to participate in the Company’s benefit programs which are available to all Company employees, including company-sponsored health, welfare and 401(k) plans. In addition, the Company made matching 401(k) contributions in the amount of $2,200 for each of Mr. Beasley and Mr. Lashinsky in fiscal year 2006. The Company also paid approximately $2,062 on behalf of Mr. Danziger, $1,004 on behalf of Mr. Beasley, $1,032 on behalf of Mr. Wagoner, $921 on behalf of Mr. Lashinsky and $2,451 on behalf of Mr. Sinclair for life insurance premiums in fiscal year 2006.

Perquisites.  The Company provided Mr. Wagoner with a housing allowance in the amount of $5,000 per month through December 31, 2006.

Post-termination protection and payments

In June 2004, our Board of Directors authorized a form of change of control agreement for each of our current and future officers of a level of Vice President and above. The change of control agreement provides that in the event the employee is terminated without cause, or is constructively terminated, within 12 months of a change of control of the Company (including a merger or sale of assets), 50% of all unvested stock rights as of such date shall become fully vested on the termination date. For purposes of such agreement, “stock rights” means all options or rights to acquire shares of our common stock, stock appreciation rights, performance units and performance shares, and includes all options issued from our 1999 Stock Plan and 2004 Equity Incentive Plan. We intend for each of our current and future officers of a level of Vice President and above to enter into a change of control agreement with these terms.

The Compensation Committee believes these change of control agreements are important to protect the Company’s officers from any involuntary termination associated with a change of control and that the acceleration of vesting provided in such agreements is reasonable when compared with similar arrangements adopted by other companies in the consumer oriented technology industry. These change of control agreements promote uniformity of results among the officers based on their positions at the Company. In addition, the Compensation Committee believes that the events triggering payment, both a change of control and an involuntary termination or constructive termination, are fair hurdles for the ensuing rewards.

Terms of employment and other agreements entered into between the Company and our named executive officers also provide for post-termination protection, both in connection with a change of control and as a result of termination of employment under other circumstances. Pursuant to Mr. Sommer’s offer letter, in the event his employment is involuntarily terminated in connection with a change of control of the Company, he will, subject to certain exceptions, be entitled to accelerated vesting so that the option, entitling him to purchase 1,250,000 shares of the Company’s common stock, granted to him pursuant to such offer letter will vest in full. In addition, pursuant to his offer letter, if Mr. Sommer’s employment is terminated for any reason, he will be entitled to the following payments at his termination date: (i) all unpaid salary and unpaid vacation accrued through the termination date, (ii) any bonuses earned prior to but unpaid as of the termination date and (iii) any unreimbursed business expenses. Finally, Mr. Sommer’s offer letter provides that if he experiences an involuntary termination of employment then he will be entitled to the following: (i) cash severance equal to 6 months base salary plus 50% of the average annual incentive bonus paid during the previous 2 years, (ii) reimbursement of COBRA costs for continued medical insurance benefits for 6 months after termination and (iii) accelerated vesting as to 156,250 shares plus the number of shares which had already vested as of his termination date (not to exceed 1,250,000 shares). Mr. Sommer also agreed, pursuant to his offer letter, that, for a period of 6 months, he would not compete with the Company if he is terminated for any reason within 12 months of a change of control if he then holds common stock, together with vested in-the-money options, that would allow him to acquire more than 3% of the Company’s outstanding capital stock immediately prior to the change of control.

Pursuant to Mr. Lashinsky’s employment agreement, he is entitled to severance benefits in the form of continued payment of his base salary for 6 months in the event his employment is terminated by him for “good reason” or by the Company without “cause” (each, as defined in the employment agreement).

Pursuant to a termination agreement and release dated as of May 15, 2006, which is filed as an exhibit to our Annual Report on Form 10-K, the Company agreed to pay Mr. Danziger continued base salary for 6 months (in the amount of $28,437.50 per month) in connection with the termination of his employment. Mr. Danziger agreed, pursuant to the termination agreement, not to solicit the employment of any employee of the Company or compete against the Company for such 6 month period. In addition, pursuant to the supplemental termination agreement and release, attached as an exhibit to the termination agreement and release referred to above, the Company agreed to provide accelerated vesting to Mr. Danziger as though he were employed for a period of one year after the date his employment with the Company terminated.

Pursuant to a separation agreement and release dated as of February 2, 2007, which is filed as an exhibit to our Annual Report on Form 10-K, the Company agreed to pay Mr. Beasley $10,000 per month for a period of 12 months as consideration for Mr. Beasley agreeing to provide continued consultation to the Company for a period of 24 months relating to the Company’s involvement in two litigation matters. In addition, the Company agreed to extend the exercise period on Mr. Beasley’s vested options through December 31, 2007. Mr. Beasley agreed to provide full cooperation to the Company in connection with such litigation matters and the Company agreed to reimburse Mr. Beasley for reasonable expenses incurred by him in connection with providing such consulting services.

Pursuant to a consulting and separation agreement dated February 9, 2007, which is filed as an exhibit to our Annual Report on Form 10-K, the Company agreed to pay Mr. Wagoner $21,667.70 per month for a period of 4 months in exchange for consulting services during such period. Mr. Wagoner agreed to be reasonably available to provide guidance and information, attend meetings as necessary and respond to questions from the Company and the Company’s employees relating to his previous duties as Senior Vice President of Real Estate Sales. The Company also agreed, pursuant to the consulting and separation agreement, to pay Mr. Wagoner all wages earned through his termination date, along with all accrued, unused vacation time and all monies due and owing to him pursuant to the Company’s Amended and Restated Management Incentive Plan — Fiscal Year 2006.

While options granted to our directors normally do not contain provisions for acceleration of vesting or any other benefits upon a change of control, the option grant to Mr. Wood on August 9, 2006, entitling him to purchase 50,000 shares of our common stock at an exercise price of $5.97 per share, provided that the option’s vesting would be accelerated such that the full option would vest and become exercisable upon a “change in control” as defined in our 2004 Equity Incentive Plan. This option will otherwise vest in full on August 9, 2008 provided that Mr. Wood’s relationship with the Company continues.

CEO compensation

Mr. Sommer’s 2006 compensation consisted of base salary, annual bonus and stock options. The Compensation Committee determined CEO compensation using methods consistent with those used for other senior executives. As part of the recruitment of a new CEO, the Company sought to provide a competitive total compensation package. The Company relied upon the results it had obtained during its most recent annual compensation review in establishing Mr. Sommer’s initial base salary. Mr. Sommer was granted an option to acquire 1,250,000 shares of the Company’s common stock outside the Company’s option plan and without stockholder approval pursuant to NASDAQ Marketplace Rule 4350(i)(1)(A)(iv).

Mr. Danziger, our former CEO, resigned from the Company effective August 1, 2006. Mr. Danziger’s 2006 compensation consisted of base salary and stock options. Had he remained employed by the Company through the end of fiscal year 2006, he may have been entitled to an award pursuant to the Company’s Amended and Restated Management Incentive Plan — Fiscal Year 2006. The Compensation Committee determined Mr. Danziger’s compensation using methods consistent with those used for other senior executives, including consulting with and relying upon surveys and reports prepared by its outside executive compensation consultant, Thelander. The terms of Mr. Danziger’s employment were also governed in part by the offer letter dated April 27, 2001.

The actual awards paid in 2006 to Mr. Sommer and Mr. Danziger are shown in the “Summary compensation table,” the “Grants of plan-based awards table” and the footnotes thereto. Information regarding options exercised by Mr. Danziger during fiscal year 2006 is provided in the “Option exercises and stock vested table.” Mr. Sommer’s offer letter and Mr. Danziger’s termination agreement and release provides for severance benefits upon termination of employment as described above under “Post-termination protection and payments.”

Tax deductibility of pay

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Tax Code”), places a limit of $1,000,000 on the amount of compensation that the Company may deduct in any one year with respect to each of its five most highly paid executive officers. There is an exception to the $1,000,000 limitation for performance-based compensation meeting certain requirements. To qualify for an exemption from the $1,000,000 limitation, the stockholders were asked to approve a limit under stock incentive plans on the maximum number of shares for which a participant may be granted stock options in any calendar year. Because our stock incentive plans and option grants under our stock incentive plans comply with the applicable requirements for this exemption, any compensation deemed paid to a named executive officer when he or she exercises an option granted under a plan with an exercise price that is at least equal to the fair market value of the option shares on the grant date should qualify as performance-based compensation and should not be subject to the $1,000,000 deduction limitation. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy requiring all compensation to be deductible. The Compensation Committee may approve compensation or changes to plans, programs or awards that may cause the compensation or awards not to comply with Section 162(m) if it determines that such action is appropriate and in the Company’s best interests.

Summary

The Compensation Committee believes that the Company’s compensation philosophy and programs are designed to foster a performance-oriented culture that aligns employees’ interests with those of the Company’s stockholders. The Compensation Committee believes that the compensation of the Company’s executives is both appropriate and responsive to the goal of improving stockholder value.

The following “Compensation Committee report” and related disclosure shall not be deemed incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Compensation Committee report

The Compensation Committee reviewed this “Compensation discussion and analysis” and discussed its contents with Company management. Based on the review and discussions, the Committee has recommended that this “Compensation discussion and analysis” be included in the proxy statement.

Respectfully submitted by the Compensation Committee:

Robert C. Kagle	Marc L. Cellier	Elisabeth H. DeMarse
Chairman

March 27, 2007

Summary compensation table

The following table sets forth information regarding compensation earned in 2006 by our Chief Executive Officer, our former Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executives employed at the end of the fiscal year (these individuals are collectively referred to as our “named executive officers”):

							Non-Equity
							Incentive
					Option		Plan		All Other
		Salary	Bonus		Awards		Compensation		Compensation		Total
Name and Principal Position	Year	($)	($)		($)(1)		($)(2)		($)(3)		($)

Richard F. Sommer	2006	128,974	100,000	(5)	328,740		0	(5)	0		557,714
Chief Executive Officer(4)
Eric A. Danziger	2006	195,000	0		234,023	(7)	0		206,499	(8)	635,522
Former President and Chief Executive Officer(6)
Gary M. Beasley	2006	285,962	0		484,803	(10)	55,125		3,204	(11)	829,094
Former President and Chief Financial Officer(9)
Jeffrey G. Wagoner	2006	200,000	0		96,093		30,000		61,032	(13)	387,125
Former Senior Vice President, Sales(12)
Joseph Patrick Lashinsky	2006	221,503	0		81,515		52,000		3,121	(11)	358,139
President(14)
William C. Sinclair	2006	207,500	0		59,621		35,000		2,451		304,572
Executive Vice President, Operations and Business Development

(1)	The amounts in this column reflect amounts recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R), without taking into consideration a forfeiture assumption, as required by the SEC for disclosure purposes in this table. The information regarding the valuation assumptions used is included in footnote 8 to the Company’s audited financial statements for the fiscal year ended December 31, 2006 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2007.

(2)	Amounts consist of bonuses earned under the Company’s Management Incentive Plan for services rendered in 2006. These amounts were approved by the Compensation Committee of the Company’s Board of Directors on January 12, 2007.

(3)	Unless otherwise footnoted, represents life insurance premiums paid by the Company.

(4)	Mr. Sommer commenced employment as the Company’s Chief Executive Officer on September 6, 2006. Pursuant to the terms of his offer letter dated August 24, 2006, Mr. Sommer is entitled to a base salary of $400,000 per year.

(5)	Pursuant to the terms of his offer letter dated August 24, 2006, Mr. Sommer received a $100,000 signing bonus and was eligible to earn a target incentive bonus equal to up to 100% of his $400,000 base salary. On January 12, 2007, the Compensation Committee of the Company’s Board of Directors approved an incentive bonus to Mr. Sommer for fiscal year 2006 in the amount of $100,000, which was fully offset by the $100,000 signing bonus previously paid to Mr. Sommer.

(6)	Mr. Danziger resigned from the Company effective August 1, 2006.

(7)	Includes the expense recognized for financial statement reporting purposes as a result of the one-year acceleration of the vesting terms of Mr. Danziger’s options.

(8)	Includes $15,000 in commission discounts for residential real estate transactions conducted through the Company’s employee discount program and, pursuant to the terms of his Termination Agreement and Release dated May 15, 2006, six months of severance equivalent to $142,188, and a payment of accrued paid time off equivalent to $47,250.

(9)	Mr. Beasley resigned from the Company on December 8, 2006, effective January 5, 2007.

(10)	166,668 shares of the option to purchase 250,000 shares granted to Mr. Beasley on May 2, 2006 were forfeited by Mr. Beasley upon his termination.

(11)	Includes a match of $2,200 under the Company’s 401(k) plan.

(12)	Mr. Wagoner resigned from the Company effective February 16, 2007.

(13)	Mr. Wagoner received a housing allowance of $5,000 per month through December 31, 2006.

(14)	Mr. Lashinsky was promoted to the position of President on December 14, 2006, effective upon Mr. Beasley’s departure on January 5, 2007, but continued to serve as Executive Vice President, Product Strategy and Development as of December 31, 2006.

Grants of plan-based awards table

The following table sets forth information regarding plan-based awards to our named executive officers in 2006:

		Estimated Future Payouts			All Other Option Awards
		Under Non-Equity			Number of		Exercise or		Grant Date Fair
		Incentive Plan Awards(1)			Securities		Base Price of		Value of Stock and
		Threshold	Target	Maximum	Underlying		Option		Option Awards
Name	Grant Date	($)	($)	($)	Options (#)(2)		Awards ($/Sh)		($)

Richard F. Sommer	9/6/2006	—	(3)	—	1,250,000	(4)	6.06	(3)	4,126,250	(3)
Eric A. Danziger	1/3/2006	—	—
					100,000		8.40		460,000
Gary M. Beasley	1/3/2006	—	55,125
	5/2/2006				50,000		8.40		230,000
		—	—		250,000	(5)	8.55		1,141,000
Jeffrey G. Wagoner	1/3/2006	—	30,000
					30,000		8.40		138,000
Joseph Patrick	1/3/2006	—	52,000
Lashinsky					50,000		8.40		230,000
William C. Sinclair	1/3/2006	—	35,000
					30,000		8.40		138,000

(1)	On March 14, 2006, the Compensation Committee approved the Management Incentive Plan — Fiscal Year 2006 (the “Original MIP”). On October 26, 2006, the Compensation Committee approved an Amended and Restated Management Incentive Plan — Fiscal Year 2006 (the “Amended MIP”), which superseded and replaced in its entirety the Original MIP. The purpose of the Amended MIP was to motivate and retain employees by setting more appropriate performance hurdles and by broadening the pool of eligible employees. Amounts shown are the target amounts pursuant to the Amended MIP. The amount of bonus actually paid under the Amended MIP was approved by the Compensation Committee on January 12, 2007 and is reflected in the Summary Compensation Table above.

(2)	With the exception of the option granted to Mr. Beasley on May 2, 2006, options vest and become exercisable at the rate of 25% of the total number of shares on the one-year anniversary of the date of grant and 1/48th of the total number of shares on the first day of each month thereafter as long as the holder remains employed by the Company.

(3)	Mr. Sommer’s non-equity incentive pay for fiscal year 2006 was made pursuant to his offer letter, rather than pursuant to the Company’s Amended MIP.

(4)	The option to purchase 1,250,000 shares of common stock granted to Mr. Sommer on September 6, 2006 at an exercise price of $6.06 (the fair market value of the Company’s common stock on the grant date) was granted outside the Company’s option plan and without stockholder approval pursuant to NASDAQ Marketplace Rule 4350(i)(1)(A)(iv).

(5)	Option vests and becomes exercisable at the rate of 1/24th of the shares on the first day of each month commencing June 1, 2006. As a result of Mr. Beasley’s resignation on December 8, 2006, effective January 5, 2007, this option has ceased vesting. 83,333 shares of the 250,000 grant had vested as of the effective date of Mr. Beasley’s termination. Therefore, the remaining 166,668 shares have been forfeited to the Company.

Outstanding option awards at fiscal year end table

The following table provides information regarding each unexercised stock option held by our named executive officers as of December 31, 2006:

	Option Awards(1)(2)
	Number of		Number of Securities
	Securities Underlying		Underlying		Option	Option
	Unexercised Options		Unexercised Options		Exercise Price	Expiration
Name	Exercisable (#)		Unexercisable (#)		($)	Date

Richard F. Sommer	0		1,250,000	(3)	6.06	9/5/2016
Eric A. Danziger(4)	—		—		—	—
Gary M. Beasley	30,833		0		0.99	12/13/2011
	100,372		0		0.99	3/5/2012
	13,750		6,250		7.50	3/28/2014
	25,004		24,996		16.50	12/15/2014
	0		50,000		8.40	1/2/2016
	72,916	(5)	177,084	(5)	8.55	5/1/2016
Jeffrey G. Wagoner	33,340		16,660		9.00	4/28/2014
	6,464		3,536		10.50	6/17/2014
	7,505		7,495		16.50	12/15/2014
	8,333		16,667		13.73	10/24/2015
	0		30,000		8.40	1/2/2016
Joseph Patrick Lashinsky	1,718		0		0.99	3/3/2012
	57,760		0		0.99	3/5/2012
	6,875		3,125		7.50	3/28/2014
	16,666		0		0.99	4/10/2014
	12,502		12,498		16.50	12/15/2014
	0		50,000		8.40	1/2/2016
William C. Sinclair	83,333		0		0.99	10/28/2012
	11,458		5,208		7.50	3/28/2014
	12,502		12,498		16.50	12/15/2014
	0		30,000		8.40	1/2/2016

(1)	No stock awards are outstanding for any of the named executive officers.

(2)	Except as noted, each option grant to the named executive officer vests either as to (i) one-fourth of the shares on the one-year anniversary of the vesting commencement date and one forty-eighth of the shares on the first day of each calendar month thereafter or (ii) one-forty-eighth of the shares on the first day of each calendar month after the vesting commencement date.

(3)	Mr. Sommer’s September 6, 2006 option was granted outside the Company’s option plan and without stockholder approval pursuant to NASDAQ Marketplace Rule 4350(i)(1)(A)(iv).

(4)	Mr. Danziger resigned from the Company on August 1, 2006.

(5)	The option granted to Mr. Beasley on May 2, 2006 vested as to one twenty-fourth of the shares on the first day of each calendar month commencing June 1, 2006. Upon termination of Mr. Beasley’s employment effective January 5, 2007, an aggregate of 83,333 shares of this option had vested. The remaining 166,668 shares of this option were forfeited as of January 5, 2007 and are no longer vesting.

Option exercises and stock vested table

The following table provides information on stock option exercises by our named executive officers in 2006:

Option Awards(1)
Value Realized
	Number of Shares	on Exercise
Name	Acquired on Exercise (#)	($)

Richard F. Sommer	—	—
Eric A. Danziger(1)	1,015,713	6,586,780
Gary M. Beasley	—	—
Jeffrey G. Wagoner	—	—
Joseph Patrick Lashinsky	—	—
William C. Sinclair	—	—

(1)	No stock awards were made or outstanding for the named executive officers in 2006.

Compensation committee interlocks and insider participation

The members of our Compensation Committee during fiscal year 2006 were Messrs. Kagle and Cellier and Ms. DeMarse. None of the members of our Compensation Committee has served as one of our officers or employees. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee, nor did any such interlocking relationship exist during the last fiscal year.

The following “Audit Committee Report” and related disclosure shall not be deemed incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Audit Committee Report

The Audit Committee is responsible for reviewing the scope and timing of audit services and any other services that ZipRealty’s independent registered public accounting firm is asked to perform, the auditor’s report on ZipRealty’s consolidated financial statements following completion of its audit, and ZipRealty’s policies and procedures with respect to internal accounting and financial controls. The Board of Directors adopted a written charter for the Audit Committee in March 2007, a copy of which is available on our website at www.ziprealty.com under “Investor Relations — Corporate Governance — Governance Documents.” The Company’s web site address provided above is not intended to function as a hyperlink, and the information on the Company’s web site is not and should not be considered part of this proxy statement and is not incorporated by reference herein. All members of this committee are independent members of the Board of Directors.

We reviewed ZipRealty’s audited consolidated financial statements for fiscal year 2006 and discussed such statements with management. We discussed the matters required by Statement of Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU §380) with PricewaterhouseCoopers LLP, ZipRealty’s independent registered public accounting firm during fiscal year 2006. We also received the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) from PricewaterhouseCoopers LLP and discussed with them their independence.

Based on the review and discussions noted above, we recommended to the Board of Directors that ZipRealty’s audited financial statements be included in its Annual Report on Form 10-K and the annual report to stockholders for the year ended December 31, 2006, and be filed with the U.S. Securities and Exchange Commission.

Respectfully submitted by the Audit Committee:

Ronald C. Brown	Elisabeth H. DeMarse	Stanley M. Koonce, Jr.
Chairman

March 29, 2007

Stockholder Proposals

You may present proposals for inclusion in our proxy statement for consideration at our 2008 annual meeting by submitting them in writing to our Secretary in a timely manner. Pursuant to Rule 14a-8(e) of the Securities Exchange Act of 1934, as amended, your proposals must be received by us no later than December 15, 2007 to be included in the proxy statement for that meeting and must comply with the requirements of Rule 14a-8.

Any proposals submitted by you after December 15, 2007, but on or before January 14, 2008, may be eligible for consideration at next year’s annual meeting, but will not be eligible for inclusion in the proxy statement for that meeting. Any proposals received after January 14, 2008 will be considered untimely for our 2008 annual meeting.

By order of the Board of Directors,

Karen B. Seto
Secretary

April 13, 2007

ZIPREALTY, INC.
PROXY
This proxy is solicited by the Board of Directors for use at the Annual Meeting of Stockholders.

The shares of stock you are entitled to vote will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Item 1 and 2 and in the discretion of the proxyholders on any other matter that properly comes before the meeting.

By signing the proxy, you revoke all prior proxies and appoint David A. Rector and Genevieve C. Combes, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting of Stockholders to be held at the Palace Hotel, 2 New Montgomery Street, San Francisco, California 94105, on May 24, 2007, at 9:30 a.m., Local Time, or any adjournment or postponement thereof.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY CARD IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.
(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF
ZIPREALTY, INC.
May 24, 2007
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
ê  Please detach along perforated line and mail in the envelope provided.  ê

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☑

							FOR	AGAINST	ABSTAIN
1. Election of three Class III directors :					2.	Ratification of appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007 :	☐	☐	☐

NOMINEES:
☐	FOR ALL NOMINEES	¡	Stanley M. Koonce, Jr.	Class III director
		¡	Richard F. Sommer	Class III director
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡	Gary A. Wetsel	Class III director

☐	FOR ALL EXCEPT (See Instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL AND IN THE DISCRETION OF PROXYHOLDERS ON ANY OTHER MATTER THAT PROPERLY COMES BEFORE THE MEETING.
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.